POWER OF ATTORNEY


     The undersigned hereby constitute and appoint Margaret W. Chambers, Marie E. Connolly, Douglas C. Conroy, Frederick C. Dey, Christopher J. Kelley, Kathleen K. Morrisey, Stephanie Pierce, Elba Vasquez, and Karen Jacoppo-Wood, and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her, and in his or her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments to the Registration Statement of Dreyfus Asset Allocation Fund, Inc. (including post-effective amendments and amendments thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


/s/ Joseph S. DiMartino                      June 1, 1999
Joseph S. DiMartino


/s/ Lucy Wilson Benson                       June 1, 1999
Lucy Wilson Benson


/s/ David W. Burke                           June 1, 1999
David W. Burke


/s/ Martin D. Fife                           June 1, 1999
Martin D. Fife


/s/ Whitney I. Gerard                        June 1, 1999
Whitney I. Gerard


/s/ Robert R. Glauber                        June 1, 1999
Robert R. Glauber


/s/ Ambassador Arthur A. Hartman             June 1, 1999
Ambassador Arthur A. Hartman


/s/ George L. Perry                          June 1, 1999
George L. Perry


/s/ Paul D. Wolfowitz                        June 1, 1999
Paul D. Wolfowitz